As filed with the Securities and Exchange Commission on October 18, 2024
Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

OCEANFIRST FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	22-3412577
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
110 West Front Street
Red Bank, New Jersey 07701
(732) 240-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven J. Tsimbinos
110 West Front Street
Red Bank, New Jersey 07701
(732) 240-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Ned Quint, Esq.
Scott A. Brown, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
(202) 274-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Prospectus
OCEANFIRST FINANCIAL CORP.

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Units

We may offer, issue and sell, together or separately:
•shares of our common stock;
•shares of our preferred stock, which may be issued in one or more series;
•depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;
•debt securities, which may be issued in one or more series and that may be senior debt securities or subordinated debt securities;
•warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities; and
•units, comprised of one or more of the other securities described in this prospectus in any combination.
We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 6 before you make your investment decision.
We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “OCFC.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
These securities are not savings accounts, deposits or other obligations of any of our bank and non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2024

ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus.
This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any additional information described under the heading “Where You Can Find More Information.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You may obtain copies of those documents as described under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide you with any information or to make representations other than that contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.
When used in this prospectus, the terms “OceanFirst Financial Corp.,” the “Company,” “we,” “our” and “us” refer to OceanFirst Financial Corp. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 11, 2024;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the SEC on May 2, 2024 and August 1, 2024, respectively;
•our Current Reports on Forms 8-K, filed with the SEC on January 18, 2024, April 18, 2024, May 28, 2024, July 18, 2024, September 18, 2024 and October 17, 2024; and
•the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 8, 1996, as updated by Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022, including any other amendments or reports filed for the purpose of updating such description.
All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

OceanFirst Financial Corp.
110 West Front Street
Red Bank, New Jersey 07701
(732) 240-4500
Attention: Investor Relations
In addition, we maintain a corporate website, www.oceanfirst.com. We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into the registration statement.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement and any documents that we incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.
Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, the following: changes in interest rates, inflation, general economic conditions, levels of unemployment in the Company’s lending area, real estate market values in the Company’s lending area, potential goodwill impairment, natural disasters, potential increases to flood insurance premiums, the current or anticipated impact of military conflict, terrorism or other geopolitical events, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve (the “FRB” or the “Federal Reserve”), the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, the availability of low-cost funding, changes in liquidity, including the size and composition of the Company’s deposit portfolio and the percentage of uninsured deposits, changes in capital management and balance sheet strategies and the ability to successfully implement such strategies, competition, demand for financial services in the Company’s market area, changes in consumer spending, borrowing and saving habits, changes in accounting principles, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees, the effect of the Company’s rating under the Community Reinvestment Act, the impact of pandemics on our operations and financial results and those of our customers, the ability of OceanFirst Bank, N.A. (the “Bank”) to successfully integrate acquired operations and the other risks described in this prospectus, any prospectus supplement and our reports and other documents filed with SEC. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY
OceanFirst Financial Corp. is incorporated under Delaware law and serves as the holding company for the Bank. At June 30, 2024, the Company had consolidated total assets of $13.32 billion, net loans of $9.96 billion, total deposits of $9.99 billion and total stockholders’ equity of $1.68 billion. The Company is subject to regulation by the FRB and the SEC. The Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation (“FDIC”). Currently, the Company does not transact any material business other than through its subsidiary, the Bank.
The Company has been the holding company for the Bank since its initial public offering in 1996. Effective January 31, 2018, the Bank converted to a national bank charter and the Company became a bank holding company. The Bank’s principal business is originating loans, consisting of commercial real estate and other commercial loans, which have become a key focus of the Bank, and single-family, owner-occupied residential mortgage loans. The Bank also invests in other types of loans, including residential construction and consumer loans. The Bank primarily funds these loans by attracting retail and commercial deposits. In addition, the Bank invests in mortgage-backed securities, securities issued by the U.S. Government and agencies thereof, corporate securities and other investments permitted by applicable law and regulations. The Bank’s revenues are derived principally from interest on its loans, and to a lesser extent, interest on its securities. The Bank also receives income from other products and services it offers including bankcard services, trust and asset management products and services, deposit account services, and commercial loan swap income. The Bank’s primary sources of funds are deposits, principal and interest payments on loans and investments, Federal Home Loan Bank advances, and other borrowings. While scheduled payments on loans and securities are predictable sources of funds, deposit flows, loan prepayments, and loan and investment sales are greatly influenced by changes in market interest rates, competition, general economic conditions, including levels of unemployment and real estate values, and inflation.
Our principal executive office is located at 110 West Front Street, Red Bank, New Jersey 07701 and our telephone number is (732) 240-4500. We maintain a website at www.oceanfirst.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.
Market Area and Competition
The Bank is a regional community bank offering a wide variety of financial accounts and services to meet the needs of customers in the communities it serves. At June 30, 2024, the Bank primarily operated its business through its headquarters located in Toms River, New Jersey, and its administrative office located in Red Bank, New Jersey. The Bank also conducts its business at 39 branch offices and various deposit production facilities located throughout central and southern New Jersey and the greater metropolitan areas of New York City and Philadelphia. The Bank also operates commercial loan production offices in New Jersey, New York City, the greater Philadelphia area, Baltimore, and Boston.
One of the largest and oldest financial institutions in New Jersey, the Bank’s headquarters are approximately midway between New York City and Philadelphia. The economy in the Bank’s primary market area, which represents central and southern New Jersey, is based on a mixture of service and retail trade, with other employment provided by a variety of wholesale trade, manufacturing, federal, state and local government, hospitals and utilities. The area is home to commuters working in and around New York City and Philadelphia and also includes a significant number of vacation and second homes in the communities along the New Jersey shore. In addition, the Bank provides banking services through teams located in the major metropolitan areas between Massachusetts and Virginia.
The Bank’s future growth opportunities are influenced by the growth and stability of its geographic marketplace and the competitive environment. The Bank faces significant competition in making loans and attracting deposits. In addition, rapid technological changes and consumer preferences will continue to result in increased competition for the Bank’s digital services as a number of well-funded technology-focused companies are innovating in the payments, distributed ledger, and cryptocurrency networks to disintermediate portions of the traditional banking model. The state of New Jersey, New York City, Philadelphia, Baltimore, and Boston are also attractive markets to many financial institutions. Many of the Bank’s competitors are significantly larger institutions that have greater financial resources than the Bank. The Bank’s competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies, internet-based providers, insurance companies, private lenders, and government sponsored enterprises. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations, and credit unions. The Bank also faces competition for deposits from short-term money market funds, other corporate and government securities funds, internet-only providers, and from other financial service institutions such as brokerage firms and insurance companies. The Bank distinguishes itself from large bank competitors with teams of local financial experts in each market providing personalized accounts, extraordinary customer service and local decision-making.
Lending Activities

At June 30, 2024, the Bank had total loans outstanding of $10.02 billion, of which $6.18 billion, or 61.7% of total loans, were commercial real estate loans. The remainder of the portfolio consisted of $2.98 billion of one-to four-family residential mortgage loans, or 29.7% of total loans; $242.5 million of consumer loans, primarily home equity loans and lines of credit, or 2.4% of total loans; and $616.4 million of commercial and industrial loans, or 6.2% of total loans.

The types of loans that the Bank may originate are subject to federal and state laws and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the FRB, and legislative tax policies.

Investment Activities
The Bank views its securities portfolio primarily as a source of income and liquidity. Interest and principal payments generated from securities provide a source of liquidity to fund loans and meet short-term cash needs. The portfolio is also used to provide collateral for qualified deposits and borrowings and to manage interest rate risk.
The investment policy is overseen by the board of directors and generally limits investments to government and federal agency obligations, agency and non-agency mortgage-backed securities and municipal, corporate, and asset-backed securities. The Company’s investment policy mirrors that of the Bank except that it allows for the purchase of certain other debt, preferred stock, and equity securities in limited amounts. The board of directors has delegated authority to implement the investment policy to the Company and Bank’s Investment Committees under the oversight of the Asset Liability Committee. Day-to-day management of the portfolio rests with the Treasurer.
Classification of securities are determined by management at the time of purchase. If the Bank has the intent and the ability at the time of purchase to hold debt securities until maturity, they may be classified as held-to-maturity. Debt securities identified as held-to-maturity are carried at cost, adjusted for amortization of premium and accretion of discount, which are recognized as adjustments to interest income. Debt securities to be held for indefinite periods of time, but not necessarily to maturity, are classified as available-for-sale. Such debt securities are carried at an estimated fair value and unrealized gains and losses, net of tax effect, are included as a separate component of stockholders’ equity.
RISK FACTORS
Investing in our securities involves risk. See the risk factors in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, repurchase of our common stock and possible business acquisitions.
Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds if securities are sold by a selling securityholder.
DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants and units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.
DESCRIPTION OF CAPITAL STOCK
General
The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended and restated. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “OceanFirst Financial Corp.,” “OceanFirst,” the “Company,” “we,” “our” and “us” refer to OceanFirst Financial Corp., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.
Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors and approved by a majority of outstanding shares entitled to vote on the issue at a meeting at which a quorum exists.
Common Stock

OceanFirst’s certificate of incorporation currently authorizes the issuance of up to 150,000,000 shares of common stock. As of June 30, 2024, there were (1) 62,512,415 shares of OceanFirst common stock issued and 58,481,418 shares outstanding, (2) 4,030,997 shares of OceanFirst common stock held in treasury, (3) 1,687,727 shares issuable upon the exercise of outstanding stock options to purchase shares of OceanFirst common stock granted under certain OceanFirst equity compensation plans and the equity compensation plans of acquired companies, (4) 3,045,840 options and 1,218,336 stock awards reserved for issuance under OceanFirst equity compensation plans and (5) no other shares of capital stock or equity or voting securities of OceanFirst issued, reserved for issuance or outstanding.

Preemptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provisions

OceanFirst common stock does not have preemptive rights, redemption rights, conversion rights, or any sinking fund or redemption provisions.

Voting Rights

The holders of OceanFirst common stock have exclusive voting rights in OceanFirst. They elect the OceanFirst board and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the OceanFirst board. Generally, holders of common stock are entitled to one vote per share and do not have any right to cumulate votes in the election of directors. OceanFirst’s certificate of incorporation provides that stockholders who beneficially own in excess of 10% of the then-outstanding shares of OceanFirst common stock are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If OceanFirst issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote, which is calculated after giving effect to the provision in OceanFirst’s certificate of incorporation limiting voting rights as described above. OceanFirst stockholders are not permitted to act by written consent.

Liquidation Rights

In the event of OceanFirst’s liquidation, dissolution or winding up, holders of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OceanFirst available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution. In the event of any liquidation, dissolution or winding up of the Bank, OceanFirst, as the holder of 100% of the Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, and after distribution to eligible account holders and supplemental eligible account holders of the balance in the special liquidation account established in connection with the Bank’s conversion to stock form in 1996, all assets of the Bank available for distribution.

Dividend Rights

Holders of OceanFirst common stock are entitled to receive ratably such dividends as may be declared by the OceanFirst board out of legally available funds. The ability of the OceanFirst board to declare and pay dividends on OceanFirst common stock is subject to the terms of applicable Delaware law and banking regulations. If OceanFirst issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. OceanFirst’s principal source of income is dividends that are declared and paid by the Bank on its capital stock. Therefore, OceanFirst’s ability to pay dividends is dependent upon its receipt of dividends from the Bank. Insured depository institutions such as the Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. In the future, any declaration and payment of cash dividends will be subject to the OceanFirst board’s evaluation of OceanFirst’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by OceanFirst in the future will also be subject to certain other legal and regulatory limitations and ongoing review by OceanFirst’s banking regulators.

Restrictions on Ownership

Banking laws impose notice, approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and the Change in Bank Control Act of 1978, as amended (the “Change in Bank Control Act”). Among other things, these laws require regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution.

The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. OceanFirst is a bank holding company and therefore the BHC Act would require any “bank holding company” (as defined in the BHC Act) to obtain prior approval of the Federal Reserve Board before acquiring more than 5% of OceanFirst common stock. Any person (other than a bank holding company) is required to provide prior notice to the FRB before acquiring 10% or more of OceanFirst common stock under the Change in Bank Control Act. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. Any person (other than an individual) who (a) owns, controls or has the power to vote 25% or more of any class of OceanFirst’s voting securities; (b) has the ability to elect or appoint a majority of the OceanFirst board; or (c) otherwise has the ability to exercise a “controlling influence” over OceanFirst, is subject to regulation as a bank holding company under the BHC Act.
Preferred Stock
OceanFirst’s certificate of incorporation authorizes the OceanFirst board of directors, without further stockholder action, to issue up to 5,000,000 shares of preferred stock. OceanFirst’s certificate of incorporation further authorizes the OceanFirst board, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. As of June 30, 2024, there were 57,370 shares of OceanFirst 7.0% Series A Non-Cumulative, perpetual preferred stock (“Series A Preferred Stock”) outstanding, which have the terms set forth below. Preferred stock may be issued with preferences and designations as the OceanFirst board may from time to time determine. The OceanFirst board may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting power of the holders of OceanFirst common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
Series A Preferred Stock
Ranking
Shares of the Series A Preferred Stock rank, with respect to the payment of dividends and distributions upon liquidation, dissolution, or winding-up:
•senior to common stock and to any class or series of capital stock that OceanFirst may issue that is not expressly stated to be on parity with or senior to the Series A Preferred Stock;
•on parity with, or equally to, any class or series of capital stock expressly stated to be on parity with the Series A Preferred Stock; and
•junior to any class or series of capital stock expressly stated to be senior to the Series A Preferred Stock (issued with the requisite consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock).
Dividends
Dividends on shares of the Series A Preferred Stock are discretionary and not cumulative. Holders of the Series A Preferred Stock are entitled to receive, if, when, and as declared by the board of directors or a duly authorized committee of board of directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each such date being referred to herein as a “dividend payment date”) based on a liquidation preference of $1,000 per share (equivalent to $25 per depositary share).
If declared by the board of directors or a duly authorized committee of the board of directors, dividends accrue from and including the original issue date to, but excluding, May 15, 2025 or the date of earlier redemption (the “fixed rate period”), at a rate of 7.00% per annum. If declared by the board of directors or a duly authorized committee of the board of directors, dividends will accrue from and including May 15, 2025 to, but excluding, the date of earlier redemption (the “floating rate period”), at a floating rate per annum equal to the Benchmark rate (which is expected to be Three-Month Term SOFR) plus a spread of 684.5 basis points. Notwithstanding the foregoing, if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.
Dividends on shares of the Series A Preferred Stock are not cumulative. Accordingly, if the board of directors or a duly authorized committee of the board of directors does not declare a full dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and OceanFirst will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.
Priority of Dividends
The Series A Preferred Stock will rank junior as to payment of dividends to any class or series of the preferred stock that OceanFirst may issue in the future that is expressly stated to be senior to the Series A Preferred Stock. If at any time the OceanFirst does not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, OceanFirst may not pay any dividends on the Series A Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A Preferred Stock until OceanFirst has paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before OceanFirst may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A Preferred Stock. As of the date hereof, there are no other shares of preferred stock issued and outstanding.
So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A Preferred Stock:
•no dividend or distribution will be declared, paid, or set aside for payment on any junior stock (other than (1) a dividend payable solely in junior stock or (2) a dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);
•no junior stock will be repurchased, redeemed, or otherwise acquired for consideration by OceanFirst, directly or indirectly (other than (1) as a result of a reclassification of junior stock for or into other junior stock, (2) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (4) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (5) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing before the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities; and
•no parity stock will be repurchased, redeemed, or otherwise acquired for consideration by OceanFirst, directly or indirectly (other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (2) as a result of a reclassification of any parity stock for or into other parity stock, (3) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (5) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing before the most recently completed dividend period, including under a contractually binding stock repurchase plan, or (6) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities.

Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date upon the shares of the Series A Preferred Stock and any shares of parity stock, all dividends declared upon the Series A Preferred Stock and all such parity stock payable on such dividend payment date will be declared pro rata in proportion to the respective amounts of undeclared and unpaid dividends on the Series A Preferred Stock and all parity stock payable on such dividend payment date. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence, OceanFirst’s board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series A Preferred Stock, or will treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable to achieve ratable payments on such dividend parity stock and the Series A Preferred Stock. To the extent a dividend period with respect to the Series A Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, the board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such parity stock, or will treat such dividend period(s) with respect to the Series A Preferred Stock and dividend period(s) with respect to any parity stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable to achieve ratable payments of dividends on the Series A Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.
Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on junior stock, which includes common stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock or parity stock will not be entitled to participate in any such dividend.
Redemption
The Series A Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of the Series A Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series A Preferred Stock.
OceanFirst may, at its option, redeem the Series A Preferred Stock (1) in whole or in part, from time to time, on May 15, 2025, or on any dividend payment date on or after May 15, 2025, or (2) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). Any declared but unpaid dividends payable on a redemption date that occur subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect OceanFirst to redeem the Series A Preferred Stock on or after the date it becomes redeemable at OceanFirst’s option.
If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption will be given to the holders of record of the Series A Preferred Stock to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on OceanFirst’s stock register not less than 30 days nor more than 60 days before the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
•the redemption date;
•the number of shares of the Series A Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•the redemption price; and
•that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock will no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed will be selected pro rata, by lot, or in such other manner as OceanFirst may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.
Liquidation Rights
If OceanFirst voluntarily or involuntarily liquidates, dissolves, or winds up its affairs, holders of the Series A Preferred Stock are entitled to receive out of OceanFirst’s assets available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of OceanFirst’s business and affairs, including the Series A Preferred Stock, and before OceanFirst makes any distribution or payment out of its assets to the holders of common stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared before the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of OceanFirst’s assets.
In any such distribution, if OceanFirst’s assets are not sufficient to pay the liquidation preference in full to all holders of Series A Preferred Stock and all holders of any shares of capital stock ranking as to any such liquidating distribution on parity with the Series A Preferred Stock, including the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on OceanFirst’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series A Preferred Stock as to liquidation rights has been paid in full, the holders of common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock will be entitled to receive all the remaining assets according to their respective rights and preferences.
The Series A Preferred Stock may be fully subordinate to interests held by the U.S. government if the Company enters into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of OceanFirst’s assets or business, nor the consolidation or merger by OceanFirst with or into any other entity or by another entity with or into OceanFirst, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of its affairs.

Because OceanFirst is a holding company, the rights and the rights of OceanFirst’s creditors and stockholders, including the holders of the Series A Preferred Stock, to participate in any distribution of assets of any of OceanFirst’s subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that OceanFirst is a creditor with recognized claims against the subsidiary.
Holders of the Series A Preferred Stock are subordinate to all of OceanFirst’s indebtedness and to other non-equity claims on OceanFirst and its assets, including if OceanFirst enters into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Series A Preferred Stock (and of depositary shares representing the Series A Preferred Stock) may be fully subordinated to interests held by the U.S. government if OceanFirst enters into a receivership, insolvency, liquidation or similar proceeding.
Voting Rights
Except as provided below and as determined by OceanFirst’s board of directors or a duly authorized committee of the board of directors or as otherwise expressly required by law, the holders of the Series A Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series A Preferred Stock, or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”), have not been declared and paid in an aggregate amount equal to the amount of dividends payable on the Series A Preferred Stock for the equivalent of six or more quarterly dividend periods, whether or not consecutive (which refer to as a “nonpayment”), the holders of the Series A Preferred Stock, voting together as a class with holders of any special voting preferred stock then outstanding, will be entitled to vote (based on respective liquidation preferences) for the election of two additional members of the board of directors (which are referred to as the “preferred directors”); provided that the board of directors will at no time include more than two preferred directors; provided, further, that the election of any such preferred directors may not cause OceanFirst to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which OceanFirst’s securities may be listed). In that event, the number of directors on the board of directors will automatically increase by two and, at the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and such special voting preferred stock, including the Series A Preferred Stock, for which dividends have not been paid will be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock and such special voting preferred stock for four dividend periods following the nonpayment.
If and when full dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) for at least four dividend periods following a nonpayment on the Series A Preferred Stock and such special voting preferred stock, the holders of the Series A Preferred Stock and such special voting preferred stock will be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment) and the term of office of each preferred director so elected will terminate and the number of directors on OceanFirst’s board of directors will automatically decrease by two.
Any preferred director may be removed at any time without cause by the holders of a majority of the outstanding shares of the Series A Preferred Stock and such special voting preferred stock, voting together as a class, when they have the voting rights described above. So long as a nonpayment continues, any vacancy in the office of a preferred director (other than before the initial election of the preferred directors) may be filled by the written consent of the preferred director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock and such special voting preferred stock, voting together as a class, to serve until the next annual meeting of stockholders; provided that the filling of any such vacancy may not cause OceanFirst to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which OceanFirst’s securities may be listed). The preferred directors will each be entitled to one vote per director on any matter on which OceanFirst’s directors are entitled to vote.

Under regulations adopted by the Federal Reserve, if the holders of one or more series of preferred stock are or become entitled to vote for the election of directors, such series entitled to vote for the same director(s) will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over OceanFirst, will be subject to regulation as a bank holding company under the BHC Act. In addition, if the series is/are deemed to be a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act, to acquire or retain 10% or more of that series. While OceanFirst does not believe the shares of Series A Preferred Stock are considered “voting securities” currently, holders of such stock should consult their own counsel with regard to regulatory implications. A holder or group of holders may also be deemed to control OceanFirst if they own one-third or more of OceanFirst’s total equity.
So long as any shares of Series A Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or OceanFirst’s certificate of incorporation, as amended, the affirmative vote or consent of the holders of at least two-thirds of all of the then-outstanding shares of Series A Preferred Stock entitled to vote thereon, voting separately as a single class, will be required to:
•authorize, create, issue, or increase the authorized amount of any class or series of OceanFirst’s capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or as to distributions upon OceanFirst’s liquidation, dissolution, or winding-up, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of OceanFirst’s capital stock;
•amend, alter, or repeal the provisions of the certificate of incorporation, as amended, including the certificate of designation, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the special powers, preferences, privileges, or rights of the Series A Preferred Stock, taken as a whole; or
•consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of OceanFirst’s assets or business or consolidate with or merge into any other corporation, unless, in each case, the shares of the Series A Preferred Stock (1) remain outstanding or (2) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A Preferred Stock, taken as a whole.
When determining the application of the voting rights described in this section, the authorization, creation, and issuance, or an increase in the authorized or issued amount, of junior stock or any class or series of capital stock that by its terms expressly provides that it ranks on parity with the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon OceanFirst’s liquidation, dissolution, or winding-up, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock, will not be deemed to materially and adversely affect the special powers, preferences, privileges, or rights, and will not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Preferred Stock.
The foregoing voting provisions will not apply if, at or before the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series A Preferred Stock will have been redeemed or called for redemption upon proper notice and sufficient funds will have been set aside by OceanFirst for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

Depositary Shares
General
Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock and will be evidenced by depositary receipts. Subject to the terms of the deposit agreement, the depositary shares will be entitled to all of the powers, preferences, and special rights of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent. As of June 30, 2024, there were 2,294,800 depositary shares issued.
Dividends and Other Distributions
Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on each share of Series A Preferred Stock.
The depositary will distribute all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. If OceanFirst makes a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder, unless the depositary determines that this distribution is not feasible, in which case the depositary may, with OceanFirst’s approval, adopt a method of distribution that it deems practicable, including the sale of the property and distribution of the net proceeds of that sale to the holders of the depositary receipts.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the depositary will round that amount up to the next highest whole cent and will request that OceanFirst pay the resulting additional amount to the depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the depositary will disregard that fractional amount and it will be added to and be treated as part of the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.
The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Stock will be reduced by any amounts required to be withheld by OceanFirst or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock, until such taxes or other governmental charges are paid.
Liquidation Preference
In the event of liquidation, dissolution, or winding-up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying Series A Preferred Stock represented by the depositary shares.
Neither the sale, conveyance, exchange, or transfer of all or substantially all of OceanFirst’s assets or business, nor the consolidation or merger by OceanFirst with or into any other entity or by another entity with or into the OceanFirst, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of OceanFirst’s affairs.
Redemption of Depositary Shares
If OceanFirst redeems the Series A Preferred Stock, in whole or in part, depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus 1/40th of the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the redemption date.
If OceanFirst redeems shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A Preferred Stock so redeemed. If OceanFirst redeems less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata or by lot or in such other manner as OceanFirst may determine to be fair and equitable. The depositary will provide notice of redemption to record holders of the depositary receipts not less than 30 days and not more than 60 days before the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.
Voting
Because each depositary share represents a 1/40th ownership interest in a share of Series A Preferred Stock, holders of depositary receipts will be entitled to vote 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to vote.
When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will, if requested in writing and provided with all necessary information, provide the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. OceanFirst will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will abstain from voting with respect to such shares (but may, at its discretion, appear at the meeting with respect to such shares unless directed to the contrary).
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements
Set forth below is a summary of the provisions of the Certificate of Incorporation and the Bylaws that could delay or prevent a change in control of the Company. The following description is only a summary and it is qualified by reference to the Certificate of Incorporation, the Bylaws and relevant provisions of the DGCL.
Blank Check Preferred Stock
The Certificate of Incorporation authorizes 5,0000,000 undesignated shares of preferred stock and permits our board of directors to issue preferred stock with rights or preferences that could impede the success of any attempt to change control of the Company. For example, our board of directors, without stockholder approval, may create or issue preferred stock with conversion rights that could adversely affect the voting power of the holders of our common stock as well as rights to such preferred stock, in connection with implementing a stockholder rights plan. This provision may have a potential anti-takeover effect because the issuance of such preferred stock may delay or prevent a change of control of the Company. Furthermore, shares of preferred stock, if any are issued, may have other rights, including economic rights, senior to common stock, and, as a result, the issuance thereof could depress the market price of our common stock.
No Cumulative Voting
The Certificate of Incorporation and the Bylaws do not provide holders of our common stock cumulative voting rights in the election of directors. The absence of cumulative voting could have the effect of preventing stockholders holding a minority of our shares of common stock from obtaining representation on our board of directors. The absence of cumulative voting might also, under certain circumstances, render more difficult or discourage a merger, tender offer or proxy contest favored by a majority of our stockholders, the assumption of control by a holder of a large block of our stock or the removal of incumbent management.

Advance Notice Requirements for Stockholder Proposals and Director Nominees
The Bylaws require stockholders seeking to make nominations of candidates for election as directors or to bring other business before a meeting of our stockholders to provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the Secretary at our principal executive offices not less than 90 days before the date of the annual meeting; provided, however, that if less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder’s notice must include certain information about the stockholder and the nominee or proposal as specified in the Bylaws. These advance notice provisions may restrict the ability of the stockholders to make nominations for directors at or bring business before a meeting of the Company’s stockholders.
Business Combinations with an Interested Stockholder
OceanFirst is also subject to Section 203 of the DGCL. Section 203 prohibits the Company from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless:
•before such date, the Company’s board of directors approve either the business combination or the transaction in which the stockholder became an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or
•the business combination is approved by the Company’s board of directors and authorized by a vote (and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
For purposes of Section 203, an “interested stockholder” is defined as an entity or person beneficially owning 15% or more of the Company’s outstanding voting stock, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person. A “business combination” includes mergers, asset sales and other transactions resulting in financial benefit to a stockholder.
Section 203 could prohibit or delay mergers or other takeover or change of control attempts with respect to the Company and, accordingly, may discourage attempts that might result in a premium over the market price for the shares held by stockholders.
In addition, OceanFirst’s certificate of incorporation provides that a business combination with an interested stockholder requires the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of voting stock of OceanFirst, subject to the 10% voting restriction. The super-majority vote is not required for a business combination with an interested stockholder that is approved by a majority of disinterested directors or meets certain consideration value requirements. An interested stockholder is defined as: (1) any person who beneficially owns 10% or more of the voting power of OceanFirst’s voting stock; (2) an affiliate or associate of OceanFirst who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of OceanFirst; or (3) an assignee of shares of voting stock that were at any time within the two-year period immediately before the date in question beneficially owned by any interested stockholder.
Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or the Company.
Listing
Our common stock is listed on the Nasdaq Global Select Market under the symbol “OCFC.” Our depositary shares are listed on the Nasdaq Global Select Market under the symbol “OCFCP.”

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporation Issuer Solutions, Inc.
DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.
Dividends and Other Distributions
If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock
Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.
DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and that may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and Wilmington Trust, National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
•the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;
•any applicable subordination provisions for any subordinated debt securities;
•the maturity date(s);
•the interest rate(s), which may be fixed or variable and the method used to determine the rate(s);
•the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;
•whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•redemption or early repayment provisions;
•authorized denominations;
•if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•the form or forms of the debt securities of the series including such legends as may be required by applicable law;
•whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;
•whether the debt securities are secured and the terms of such security;
•the amount of discount or premium, if any, with which the debt securities will be issued;
•any covenants applicable to the particular debt securities being issued;
•any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;
•the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•any restriction or conditions on the transferability of the debt securities;
•provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
•any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).
General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $1,000 and any integral multiple in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:
•the offering price;
•the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;
•the number of warrants offered;
•the exercise price and the amount of and type of securities you will receive upon exercise;
•the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;
•the rights, if any, we have to redeem the warrants;
•the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;
•the name of the warrant agent; and

•any other material terms of the warrants.
After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.
DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.
The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:
•the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•the terms of the unit agreement governing the units;

•United States federal income tax considerations relevant to the units; and

•whether the units will be issued in fully registered global form.

The description in an accompanying prospectus supplement of any unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.
SELLING SECURITYHOLDERS
Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION
We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:
•to underwriters for resale to purchasers;
•directly to purchasers;
•through agents or dealers; or
•through a combination of any of these methods.
In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution in a prospectus supplement, including:
•the terms of the offering;
•the names of the underwriters, dealers, agents or direct purchasers and their compensation;
•the purchase price of the securities and the net proceeds we will receive from the sale;
•any delayed delivery obligations to take the securities;
•the nature of the underwriters’ obligations to take the securities;
•any securities exchange or market on which the securities may be listed; and
•other facts material to the transaction.
Underwriters, dealers and agents

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

If dealers are used in an offering, we may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices that they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933.

Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Direct sales

We may sell securities directly to one or more purchasers without using underwriters or agents.

At-the-market offerings

We may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise.

Trading markets and listing of securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Luse Gorman, PC, Washington, DC, will provide opinions regarding the authorization and validity of the securities. Luse Gorman, PC may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
EXPERTS
The consolidated financial statements of OceanFirst Financial Corp. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated by reference in this Prospectus, and the effectiveness of OceanFirst Financial Corp.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The consolidated financial statements of OceanFirst Financial Corp. for the year ended December 31, 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The expenses relating to the registration of the securities will be borne by the registrant.

Securities and Exchange Commission Registration Fee	$ *
Accounting Fees and Expenses	$ **
Legal Fees and Expenses	$ **
Printing Fees	$ **
Transfer Agents and Trustees’ Fees and Expenses	$ **
Rating Agency Fees	$ **
Stock Exchange Listing Fees	$ **
Miscellaneous	$ **
Total	$ **

* In accordance with Rule 456(b) and Rule 457(r) under the Securities Act, the registrant is deferring payment of the registration fee associated with this registration statement. The registration fee will be paid at the time of any offering of securities under this registration statement.
** Since an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are not currently determinable. The estimate of such expenses incurred in connection with securities to be offered and sold pursuant to this registration statement will be included in the applicable prospectus supplement.
Item 15. Indemnification of Directors and Officers.
The registrant is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:
•for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or
•for any transaction from which a director derived an improper personal benefit.
Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. The registrant also has indemnification agreements with its directors and officers. In addition, the registrant maintains liability insurance for its directors and officers.
Item 16. List of Exhibits.

Exhibit No.	Description of Exhibits
1.1*	Form of Underwriting Agreement.
3.1	Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Form S-1, Registration No. 33-80123, effective May 13, 1996, as amended).
3.1A	Certificate of Amendment to the Certificate of Incorporation of OceanFirst Financial Corp. (incorporated herein by reference from Exhibit 3.1A to the registrant’s Form 8-K filed on June 4, 2018).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Form 8-K filed on December 21, 2017).
3.3	Certificate of Designation of 7.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, of the Company, filed with the Secretary of State of the State of Delaware and effective May 6, 2020 (incorporated herein by reference from Exhibit 3.2 to the registrant’s Form 8-K filed on May 7, 2020).
3.4*	Form of Certificate of Designations with respect to any preferred stock issued hereunder.
4.1	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.0 to the registrant’s Registration Statement on Form S-1, Registration No. 33-80123, effective May 13, 1996, as amended).
4.2	Specimen of the Company’s 7.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A Certificate (Incorporated herein by reference from Exhibit 4.1 to the registrant’s Form 8-K filed on May 7, 2020).
4.3	Deposit Agreement, dated as of May 7, 2020, among the Company, Broadridge Corporate Issuer Solutions, Inc., as depositary, and the holders from time to time of the depositary receipts described therein (incorporated herein by reference from Exhibit 4.2 to the registrant’s Form 8-K filed on May 7, 2020).
4.4	Form of Depositary Receipt (incorporated herein by reference from Exhibit A included in Exhibit 4.2 to the registrant’s Form 8-K, filed on May 7, 2020).
4.5	Indenture, dated May 1, 2020, between OceanFirst Financial Corp. and Wilmington Trust, National Association, as Trustee (incorporated herein by reference from Exhibit 4.1 to registrant’s Form 8-K filed on May 1, 2020).
4.6	First Supplemental Indenture, dated May 1, 2020, between OceanFirst Financial Corp. and Wilmington Trust, National Association, as Trustee (incorporated herein by reference from Exhibit 4.2 to registrant’s Form 8-K filed on May 1, 2020).
4.7	Form of 5.25% Fixed-to-Floating Rate Subordinated Note due 2030 (incorporated herein by reference from Exhibit 4.2 to registrant’s Form 8-K filed on May 1, 2020).
4.8	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated herein by reference from the Exhibit 4.0(vi) to the Annual Report on Form 10-K filed on March 1, 2021).
4.9*	Form of Depositary Agreement (including form of Depositary Receipt).
4.10	Form of Indenture for debt securities between the registrant and the trustee to be named therein.
4.11*	Form of Warrant Agreement (including form of Warrant Certificate).
4.12*	Form of Unit Agreement (including form of Unit Certificate).
5.1	Opinion of Luse Gorman, PC.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Luse Gorman PC (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature pages hereto).
25.1	Statement of Eligibility on Form T-1 of trustee under the Indenture.
107.1	Filing Fee Table

*    To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey on October 18, 2024.
OCEANFIRST FINANCIAL CORP.
By:    /s/ Christopher D. Maher
    Name: Christopher D. Maher
    Title: President and Chief Executive Officer
In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Christopher D. Maher and Patrick S. Barrett and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher D. Maher
Christopher D. Maher	Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	October 18, 2024

/s/ Patrick S. Barrett
Patrick S. Barrett	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 18, 2024

/s/ Patrick Chong
Patrick Chong	(Principal Accounting Officer)	October 18, 2024

/s/ John F. Barros
John F. Barros	Director	October 18, 2024

/s/ Anthony R. Coscia
Anthony R. Coscia	Director	October 18, 2024

/s/ Jack M. Farris
Jack M. Farris	Director	October 18, 2024

/s/ Robert C. Garrett
Robert C. Garrett	Director	October 18, 2024

/s/ Kimberly A. Guadagno		October 18, 2024
Kimberly A. Guadagno	Director

/s/ Nicos Katsoulis		October 18, 2024
Nicos Katsoulis	Director

/s/ Joseph J. Lebel III		October 18, 2024
Joseph J. Lebel III	Director

/s/ Joseph M. Murphy, Jr.		October 18, 2024
Joseph M. Murphy, Jr.	Director

/s/ Steven M. Scopellite		October 18, 2024
Steven M. Scopellite	Director

/s/ Grace C. Torres		October 18, 2024
Grace C. Torres	Director

/s/ Patricia L. Turner		October 18, 2024
Patricia L. Turner	Director

/s/ Dalila Wilson-Scott		October 18, 2024
Dalila Wilson-Scott	Director